UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2022 (November 30, 2022)

Trinity Place Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08546	22-2465228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 Madison Avenue, New York, New York 10173

(Address of Principal Executive Offices) (Zip Code)

(212) 235-2190

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 Par Value Per Share	TPHS	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2022, a wholly-owned subsidiary (the “Mortgage Borrower”) of Trinity Place Holdings Inc. (the “Company”) and owner of the real property known as 77 Greenwich Street, New York, New York, entered into an amendment to the Master Loan Agreement, dated as of October 22, 2021 (the “Mortgage Loan Agreement”) with Macquarie PF Inc., as lender and administrative agent (the “Mortgage Lender”), which provided for (i) the extension of certain milestone dates including extension of the final completion milestone date, as contemplated under the Mortgage Loan Agreement, to September 29, 2023, in order to accommodate final construction items, including the outside dog-run, punchlist items and general contractor settlements, (ii) the return to the Company of a $4 million letter of credit held by the Mortgage Lender, a $1 million payment to be applied to reduce accrued PIK interest and a $3 million deposit to be held by the Mortgage Lender and made available to cover certain potential future interest shortfalls and (iii) quarterly amortization payments of $7.5 million out of unit sales proceeds or otherwise, with the first period starting on the date of the amendment and ending on April 1, 2023 (i.e. the first sales pace test date under the pre-existing agreement) (the “Mortgage Loan Amendment”), with excess amounts in a period being applied to future periods, subject to the terms and conditions of the Mortgage Loan Amendment. For the twelve months ended September, 30, 2022, the Company made amortization payments in excess of $36 million from a portion of unit sales proceeds, net of interest and transaction costs. Completion of the last residential units is expected in the next few weeks.

On the same date, in connection with the Mortgage Loan Amendment, the subsidiary of the Company that is the indirect parent of the Mortgage Borrower (the “Mezzanine Borrower”), entered into an amendment to the Amended and Restated Mezzanine Loan Agreement (the “Mezzanine Loan Agreement”), dated as of December 22, 2020, by and among the Mezzanine Borrower and the lender and administrative agent thereunder (“Mezzanine Lender”), which incorporated the amendments included in the Mortgage Loan Amendment (the “Mezzanine Loan Amendment”).

As a result of entering into the Mortgage Loan Amendment and Mezzanine Loan Amendment, the Company has cured the previously disclosed defaults under the Mortgage Loan Agreement and the Mezzanine Loan Agreement resulting from certain items not being completed prior to the original final completion milestone, given delays arising from the impacts of COVID-19 and supply-chain issues.

The foregoing descriptions of each of the Mortgage Loan Amendment and Mezzanine Loan Amendment are qualified in their entirety by reference to those agreements, copies of which will be attached as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which the Company intends to file no later than March 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

As previously disclosed, the Company has engaged from time to time with various parties who have expressed interest in the Company’s assets and attributes and considered potential strategic transactions including acquisitions, dispositions, financings and refinancings. As noted, in September 2022, the Company entered into an exclusivity period with a large asset manager during which the parties attempted to negotiate binding documents which would encompass refinancings and the availability of new cash and financings for mutually approved new business opportunities.  The exclusivity period ended and negotiations did not result in a transaction.  The Company continues to explore potential strategic transactions, which may include that party and/or other third parties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

104	Cover page interactive data file (embedded within the iXBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY PLACE HOLDINGS INC.

Date: November 30, 2022	/s/ Steven Kahn
Steven Kahn
Chief Financial Officer